Message from the CEO

As globalization increases, companies have become more and more active in their role as global citizens. This new movement has resulted in a move from mere voluntarily social contribution to genuine social responsibility. This trend is reflected at a management level. We are now entering a more vigorous period of strong ethics, morals and responsibility beyond compliance.

Along with the globalization of our corporate activity and group management, the Ricoh Group has been increasingly populated with people of diverse values and cultures in a variety of countries around the world. On the business front, we have engaged in deeper relationships with a great diversity of stakeholders. This in turn created the need to unite our thinking around common values and standards of behavior resulting in “the Ricoh Group CSR Charter” shared globally across the Ricoh group as well as “the Ricoh Group Code of Conduct” that Ricoh group members should adopt as a mind set and behavior guide, which were established in November, 2003.

The Ricoh Group sees corporate social responsibility both as an opportunity to create corporate value and to promote a sustainable society.

Looking back at various circumstances since the establishment of the Code of Conduct, we reaffirm the importance of our defined targets of CSR activity, “Integrity of Corporate Activities”, “Harmony with the Environment”, “Respect for People” and “Harmony with Society”. We aim not only to implement CSR within the Ricoh Group but also throughout the supply chain including procurement and sales.

Furthermore, the international community is taking an increasingly strong stance on “Human Rights”, “Labour”, “Environment”, and “Anti-corruption” as advocated in the United Nations Global Compact.

Profound adherence to this Code will help us to earn society’s trust, ensure sustainability and to be recognized as “a reliable and attractive global corporation”. I expect each of you as a member of the Ricoh Group to make this code part of your daily life.

April 1, 2013

Zenji Miura
CEO, Ricoh Group

Contents

		Page
Introduction ....................................................................................................................................................................................		3

Integrity in Corporate Activities

1	Providing customer-oriented products and services ......................................................................................................	6

2	Free competition and fair trading ..................................................................................................................................	7

3	Banning insider trading ..................................................................................................................................................	8

4	Managing corporate secrets ..........................................................................................................................................	9

5	Limits on entertainment and gifts ................................................................................................................................	10

6	Doing business with public bodies and making political contributions .....................................................................	11

7	Strict control of exports and imports ..........................................................................................................................	12

8	Protection and use of intellectual properties .............................................................................................................	14

9	Participation in anti-social actions ...............................................................................................................................	15

10	Individual actions against the interests of the company .............................................................................................	16

11	Protection of corporate assets ....................................................................................................................................	17

Harmony with the Environment

12	Respecting the global environment ............................................................................................................................	18

Respect for People

13	Respect for human rights .............................................................................................................................................	20

Harmony with Society

14	Practical contributions to society ..................................................................................................................................	21

15	Harmonizing with society ...............................................................................................................................................	22

Ricoh Group CSR Charter ...............................................................................................................................................................		23

Introduction

Objectives

The Ricoh Group Code of Conduct (abbrev. to “the Code” below) is intended to establish the basic standards to ensure that Officers and Employees of the company, when engaging in corporate activities to advance the Ricoh Group, shall act in accordance with social ethics and in full compliance with the law and in-company regulations.

Definitions

The definitions of the terms used in this Code are as follows:

1.	“Ricoh” refers to Ricoh Company, Ltd.

2.	“Ricoh Group” refers to Ricoh and consolidated Group Companies.

3.	“Ricoh Group Companies” refers to individual companies in the Ricoh Group.

4.	“Officers and Employees” refers to directors, auditors, executive officers, board members, all those coming under the regulations governing employment and all others employed in any capacity (whether in part time or temporary employment).

*	Administration of the Code is defined by Ricoh Group Code of Conduct: administration (RGS-ASRC0001)
*	This Code is also available on the following website.
http://www.ricoh.com/csr/concept/code_of_conduct/

Basic attitudes to be adopted by Officers and Employees

It is important that all Officers and Employees, as individuals, citizens, and business persons, shall understand the following basic concepts and seek to implement them in their daily activities.

1.	Activities shall always be based on national and regional laws, properly understand, and strictly obeyed.

2.	Activities shall be those that can be performed with a clear conscience as good citizens, aware of their social responsibilities, and maintaining high ethical and moral standards.

3.	As business persons, they must act in a disciplined way, while at the same time respecting the individual differences and value systems of others, observing all basic rules and regulations established by the Ricoh Group, never confusing public and private interests, and acting with a full sense of their responsibility as representatives of the Ricoh Group.

4.	Realizing that all corporate activities, not only those that involve direct contact with the customer such as sales and maintenance, are evaluated by our customers, every effort must be made to ensure the maximum possible customer satisfaction.

5.

In order to stay keenly aware of the various changes and problems we face, we must act autonomously. Always seeking to maintain the creativity to freely generate a full range of ideas, we must think independently and create new values.

6.	We must always put ourselves in the other person’s place, whether they are fellow employees, customers, those with whom we do business, or cooperating companies, and make ourselves useful to them.

7.	We must make every effort to ensure that the progress of the company is fully consistent with the personal happiness of its people, seeking to bring about a richly satisfying life for all.

The basic attitude of the Ricoh Group to its employees

The Ricoh Group is committed, as follows, to ensuring that all employees maintain the required basic attitudes in all their activities, making the fullest use of their abilities, and so making the best of themselves:

1.	For all individual employees, the Ricoh Group seeks to create and provide a work place that caters for their broadest possible self-actualization, desiring their growth as human beings not only in work but also in making the best of themselves.

For all individual employees, it seeks to create a free and generous corporate ethos in which they can feel that they are worthy, growing and fulfilled, and giving free reign to their creativity.

2.	The specialized abilities of all individual employees are prized by the Ricoh Group, which seeks to make the fullest use of them while at the same time providing a systematic support structure that encourages them to hone existing skills and develop new ones.

3.	A fair and impartial system of evaluating the degree to which all individual employees use their skills is a source of vitality within the group.

All individual employees’ success in meeting their targets are to be assessed fairly by clearly established standards when evaluating their abilities and contributions, and they are to be recognized accordingly.

4.	Concern for the safety and health of all individual employees is to be reflected in a pleasant and functional working environment and equipment. And in order that employees may enjoy a wide variety of lifestyles, the Ricoh Group will provide a variety of working conditions, terms of employment, and working hours, etc.

Integrity in Corporate Activities

1	Providing customer-oriented products and services

•	Basic Policy

The Ricoh Group’s basic policy in developing and providing products and services to its customers is based on a customer-driven approach.

•	Actions

(1)	We solve the customer’s problems.

Officers and Employees shall actively seek to understand the customer’s problems, and must devote themselves to solving or ameliorating those problems.

(2)	We earn the customer’s trust.

Officers and Employees, in developing the products and services they provide to the customer, shall consider quality, safety, the security of information, reliability, environmental preservation and ease of use.

(3)	We seek ever higher customer satisfaction.

Officers and Employees shall always assess the degree of customer satisfaction, and shall work to improve products and services so as to achieve higher satisfaction.

•	Related Standards:

Quality Management System Regulations for Ricoh Group Companies (RGS-AQMA0005)

Quality Assurance Regulation for Ricoh Group Companies (RGS-AQMA0001)

Product Safety Regulation for Ricoh Group Companies (RGS-AQMA0002)

2	Free competition and fair trading

•	Basic Policy

The Ricoh Group will remain in strict compliance with the laws and regulations governing the banning of monopolies, fair competition, and fair trading, and will take no action seeking to evade them.

•	Actions

(1)	We will enter no agreements or discussions for the reciprocal limitation of corporate activities.

Officers and Employees will not participate in discussions or agreements with competitors in the same industry to impose reciprocal limits on corporate freedom of action in connection with the conditions of competitive bids, product pricing, conditions of sale, profits, market share, sales areas, etc.

(2)	We will not exploit our trading position.

Officers and Employees will not exploit our trading position to impose unprofitable transactions upon our trading partners, not will we impose limitations on trading between our trading partners and third parties.

(3)	We will not make inappropriate displays not offer inappropriately large premiums or prizes.

Officers and Employees shall not provide displays nor offer inappropriately large premiums or prizes that might lead customers to a mistaken choice of product.

•	Related Standards:

“Manual for Compliance with Antimonopoly Law”

Ricoh Group Basic Regulation for the Prevention of Cartels (RGS-ALAA1009)

3	Banning insider trading

•	Basic Policy

The Ricoh Group shall not take advantage of insider information to which it gains access in the course of business to make profits nor do anything else that would undermine fair and healthy trading in securities.

•	Actions

(1)	No disclosures to third parties

Officers and Employees shall not, unless it is necessary in the ordinary course of business, obtain insider information concerning the Ricoh Group or other companies.

Again, if officers or employees have come to know insider information in the ordinary course of business, they shall not disclose it to third parties who do not have a need to know it in the performance of their duties.

(2)	No use for personal gain

Officers and Employees who have come to know insider information concerning the Ricoh Group or other companies either in the course of business or as a result of it, shall not trade the securities of the Ricoh Group nor or the other companies nor engage in any other related trades.

*	“Insider information” is unpublished information on increases (or reductions) in capitalization, agreements for business cooperation, sales figures, profits or other important internal information.

4	Managing corporate secrets

•	Basic Policy

Information that the Ricoh Group has acquired or created in the course of business must, depending on its importance, be treated as a corporate secret and managed with all proper care. Again, the information from third parties (including customers, client companies, subordinate companies) that the Ricoh Group has collected or that has been entrusted by third parties must be similarly managed as corporate secrets.

•	Actions

(1)	Obey management rules.

Officers and Employees, when they have received information, materials, or documents in the course of business, should notify their supervisor, and manage them in accordance with the applicable rules of the company concerned. Again, they must continue to obey these rules even after their employment has terminated.

(2)	Only those authorized should reveal confidential information.

Officers and Employees, when they are requested to answer questions or to provide materials, whether by someone inside or outside the company, unless they clearly have the required authority to reply to the question or to provide the materials, they should refer the request to a superior for instructions.

(3)	No private use shall be made of such information.

Officers and Employees shall only use corporate secrets in the course of the company’s business, and neither during their employment nor after it has terminated, shall they make any use of it for themselves or for others.

(4)	No acquisition of information by dishonest means.

Officers and Employees shall not acquire information from third parties by dishonest means.

(5)	No use of information other than for specified purpose and conditions.

When Officers and Employees acquire information from third parties in accordance with a contract, they must use it exclusively for the purpose and conditions of that contract.

•	Related Standards:

Ricoh Group Corporate Secret Management Regulations (RGS-AGAA0002)

Ricoh Group ISMS Management Standards (RGS-AITC5001/AITC0008)

5	Limits on entertainment and gifts

•	Basic Policy

The Ricoh Group, in giving entertainment or gifts shall not give bribes nor depart in any other way from general good business practice.

•	Actions

(1)	Government employees (and ex-employees) shall not be entertained nor given gifts.

Officers and Employees shall neither entertain nor give gifts to the employees (or former employees) of government departments nor of regional (local) authorities or other public bodies.

(2)	Follow general good business practice

Officers and Employees, when giving entertainment or gifts, shall not exceed the bounds of general good business practice.

Again, Officers and Employees shall make every effort to inform those with whom they do business that they do not accept entertainment nor gifts, and if they find themselves unable to avoid being entertained, they shall immediately inform their superior and follow instructions.

•	Related Standards:

“Employment regulations”

6	Doing business with public bodies and making political contributions

•	Basic Policy

The Ricoh Group, in doing business with public bodies and making political contributions, shall be in compliance with the relevant laws.

•	Actions

(1)	Strict impartiality

Officers and Employees, when doing business with government departments or regional (local) authorities, shall comply strictly and impartially with the relevant legal requirements and regulations, always taking care to avoid legal problems.

(2)	No improper political contributions

Officers and Employees, except where otherwise permitted by law, shall not in the course of business make contributions to politicians or candidates for political office, nor to political organizations, nor shall they cooperate directly or indirectly in political campaigning.

7	Strict control of exports and imports

•	Basic Policy

The Ricoh Group shall not infringe laws intended to preserve international peace and safety, including those on foreign exchange transactions, those on overseas trading and export-related laws such as tariff-related laws for appropriate export and import procedures, and those on the countries with which to trade.

•	Actions

(1)	Applicability assessment for trading goods and technologies

Officers and Employees shall follow the internal procedures in accordance with company regulations, carefully judging beforehand whether any restrictions apply to the import or export of goods (products, components, equipment, materials) or related technologies.

(2)	Customer and trading assessment (Assessing the necessity of import/export permit)

Officers and Employees, when importing or exporting goods or related technologies, shall confirm beforehand in the light of applicability assessment of restrictions, customer assessment or country assessment, whether such export or import would infringe the relevant laws and regulations or require a permit. When restrictions are found to be applicable, appropriate import/export procedures shall be followed.

(3)	Export restrictions for non-proliferation

When importing or exporting goods or related technologies, whether or not restrictions are found to be applicable, Officers and Employees shall voluntarily apply controls in the spirit of export restrictions for non-proliferation.

When there is concern that goods or related technologies may be converted for military use, Officers and Employees shall ascertain the ultimate user and the ultimate purpose for which the goods or technologies will be used and shall submit to the ruling of the Ricoh Group Export Import Control Committee as to whether or not the transaction should proceed.

•	Related Standards:

Ricoh Group International Trade Regulation (RGS-ATRA0003)

Ricoh Group Rules on Compliance with Export & Import Related Legislation (RGS-ATRA5001)

Country of Origin Management (RGS-ATRC0004)

Management Standard for Export-controlled Products and Products Procured Overseas (RGS-ATRC0005)

8	Protection and use of intellectual properties

•	Basic Policy

The Ricoh Group will encourage activities that create intellectual properties of value to the Ricoh Group and will seek to protect and utilize them appropriately.

•	Actions

(1)	Rapid Notification

Intellectual properties created at work all belong to the company. Officers and Employees shall notify the company immediately of all intellectual properties created at work (with patents, this includes free patents).

(2)	Respect the rights of outside parties.

Officers and Employees shall respect the rights of outside parties and ensure that, as they perform their duties, such rights are not infringed.

(3)	Follow procedures for their disclosure and provision.

Officers and Employees, when announcing intellectual properties to academic conferences or disclosing and licensing intellectual properties to outside parties when implementing a new business model, shall follow both Ricoh Group policy and standard procedures before doing so.

*	The intellectual properties referred to here are patents, utility models, designs, registered trademarks, copyrights on programs, rights to use specific circuit configurations, etc.

9	Participation in anti-social actions

•	Basic Policy

The Ricoh Group takes a firm attitude to anti-social activities and elements and will have nothing to do with them.

•	Actions

(1)	Have no dealings with anti-social activities and elements.

Officers and Employees must have absolutely nothing to do with anti-social activities and elements that pose threats to the safety and good order of society and the lives of its citizens.

(2)	Do not compromise in the face of extortion from anti-social elements.

Officers and Employees, if presented with extortion demands by anti-social elements, shall not compromise with them by paying money or in any other way. Officers and Employees shall immediately report such demands to their superior and the superior must contact the general administration of own company.

(3)	Have no dealings with anti-social elements.

Officers and Employees must no have any dealings with anti-social elements.

10	Individual actions against the interests of the company

•	Basic Policy

The Ricoh Group does not approve any actions by its officers or employees that would cause, or might threaten to cause, any disadvantage to the Ricoh Group in the performance of its normal business activities.

•	Actions

(1)	Inform the Company.

Officers and Employees shall not take any actions that would conflict with the interests of the company, or that might lead to such a conflict of interest. When such a situation arises, the Officers and Employees shall immediately inform their superior of the fact.

(2)	Obtain Prior Company Approval.

Officers and Employees must obtain prior company permission before accepting appointment as officers of other companies or organizations, and before entering into employment contacts.

(3)	No Competition without Permission.

Officers and Employees shall not, without first obtaining company permission, engage in any personal activities that would constitute competition with the Ricoh Group, nor shall they accept appointment in the management of a competitive company.

•	Related Standards:

“Employment regulations”

11	Protection of corporate assets

•	Basic Policy

The Ricoh Group has established rules for the control of corporate assets (products, fixtures, information, and all other assets both tangible and intangible) and these must be rigorously implemented.

•	Actions

(1)	Appropriate Controls

Officers and Employees must control corporate assets appropriately in strict conformity with the rules.

(2)	No Improper Use

Officers and Employees must make no private use of any of the company’s assets outside the requirements of their normal duties.

•	Related Standards:

“Employment regulations”

Harmony with the Environment

12	Respecting the global environment

•	Basic Policy

The Ricoh Group is not only aware that environmental preservation is the solemn duty of every citizen of the world, but also aligns corporate activities with environmental preservation, taking responsibility for ensuring that the entire group participates.

•	Actions

(1)	Set higher targets for environmental activities and achieve them.

Officers and Employees will not only be in full compliance with all laws, but will take personal responsibility for establishing high targets that reflect social expectations, and seek to create economic value in achieving these targets.

(2)	Develop innovative environmental technologies.

Officers and Employees will encourage the development of innovative environmental technologies that create customer value and can be utilized widely in society.

(3)	Keep making continuous improvement.

Officers and Employees, in business operations, will be aware of their environmental impact of their activities, and will seek continuous improvement to prevent pollution, and to ensure the effective use of energy and other resources.

(4)	Provide products and services that reflect environmental concerns.

Officers and Employees will make every effort to reduce environmental impact at all stages of the product cycle, from procurement of materials, through production, sales, distribution, recycling and disposal.

(5)	Promote responsible environmental preservation while enhancing awareness.

Officers and Employees will remain aware of the wider society around them, and work actively through education and other means to personally shoulder their responsibility and work toward environmental preservation.

(6)	Contribute to achieving a sustainable society.

Officers and Employees will contribute to achieve sustainable society by participating or supporting environmental preservation activities.

(7)	Gain the trust of society through communication

Officers and Employees will develop environmental preservation activities, cooperating with stakeholders and gain the trust of society through active communication.

•	Related Standards:

“Ricoh Group Environmental Principles”

Ricoh Group Environmental Management Regulations (RGS-AEPA0001)

Respect for People

13	Respect for human rights

•	Basic Policy

The Ricoh Group seeks always to respect fundamental human rights on the basis of mutual understanding.

The Ricoh Group does not discriminate on the basis of race, religious faith, gender, social position, citizenship, sickness, handicaps, etc.

•	Actions

(1)	Eliminate all discrimination.

Officers and Employees must respect all fundamental human rights, and must not engage in any actions that ignore human rights such as discriminatory language, violence, sexual harassment, power harassment, etc.

(2)	Protect personal privacy

When Officers and Employees acquire personal information in the performance of their duties, they must take full care in their handling of this information to protect the privacy of those concerned, and must exercise the proper management control over it.

(3)	Do away with improper labor practices.

Officers and Employees must not make improper demands for labor. Again, they must not employ children under the legal working age of the country or region concerned. Officers and Employees must also impose these same conditions on the Ricoh Group’s sales outlets and cooperating companies.

•	Related Standards:

“Employment regulations”

Ricoh Group Personal Information Protection Basic Regulation (RGS-AITA5002)

Harmony with Society

14	Practical contributions to society

•	Basic Policy

The Ricoh Group, aware of its role as a corporate citizen, joins in active partnership with like-minded people to make contributions to society.

•	Actions

(1)	Engage in activities that contribute to the local community.

Corporate activities take place in close contact with the local community. Officers and Employees, because they want the Ricoh Group to be welcome, familiar and trusted in local society, should strive to work closely with that community, making contributions to it that will further the local culture and economy.

(2)	Foster a corporate ethos that places importance on contributions to society

As well as making corporate contributions to society, each individual officer and employee should consider how to contribute to society, and take practical part in such activities in their immediate vicinity. Officers and Employees should, by voluntary participation in activities, strive foster a corporate ethos that puts the proper value on social contributions.

15	Harmonizing with society

•	Basic Policy

The Ricoh Group seeks to coexist harmoniously with society, and its business will be managed so as to contribute to the regions within which it operates, while working to deepen mutual understanding and build relationships of trust.

•	Actions

(1)	Respect the world’s cultures and customs.

There are many things that, although they may be perfectly acceptable in one country or region, are quite unacceptable in another. Officers and Employees must therefore act with the necessary respect for the history, culture and customs of the various nations and regions within which they operate.

(2)	Actively disclose information.

Accurately publicizing the Ricoh Group’s corporate attitudes is the first prerequisite for deeper mutual understanding between the group and society. In order to ensure that as many people as possible have a proper understanding of the Ricoh Group, Officers and Employees must follow the normal procedures and actively provide fair and timely information.

(3)	Keep accurate records and make accurate reports.

Officers and Employees must keep accounting and financial records in compliance with the relevant laws and company regulations. Again, such records must be prepared so that their content is complete, fair, accurate, timely and readily understandable.

Ricoh Group

Corporate Social Responsibility (CSR) Charter

To grow as a respected enterprise, the Ricoh Group must fully discharge its corporate social responsibility (CSR) from a consistent global perspective and throughout every aspect of its operations. To ensure this, the following principles are to be observed, with the proper social awareness and understanding, compliant with both the letter and the spirit of national laws and the rules of international conduct.

Integrity in Corporate Activities

1.

Every company in the Ricoh Group will develop and provide useful products and services, with high quality, safety, reliability and ease of use, while maintaining security of information and giving proper consideration to the environment.

2.	Every company in the Ricoh Group will compete fairly, openly and freely, maintaining normal and healthy relationships with political institutions, government administration, citizens and organizations.

3.	Every company in the Ricoh Group will take responsibility for managing and safeguarding its own information and that of its customers.

Harmony with the Environment

4.	Every company in the Ricoh Group will take responsibility, as a citizen of the world, working voluntarily and actively to preserve the environment.

5.	Every company in the Ricoh Group, and all employees of each company, will seek to implement technological innovations that reflect environmental concerns and will participate in ongoing activities to preserve the environment.

Respect for People

6.	Every company in the Ricoh Group will, quite apart from corporate group activities, maintain a working environment that is safe and that makes it easier for its staff to do perform their duties, respecting their richly individual characteristics and encouraging their autonomy and creativity.

7.	Every company in the Ricoh Group will respect the rights of all those connected with it, and will seek to create a cheerful working environment, free of discrimination.

8.	No company in the Ricoh Group will permit forced labor or child labor, and none will tolerate the infringement of human rights.

Harmony with Society

9.	Every company in the Ricoh Group will, as a good corporate citizen, actively engage in activities that contribute to society.

10.	Every company in the Ricoh Group will respect the culture and customs of its country or region, and will operate so as to contribute to their development.

11.	Every company in the Ricoh Group will engage in the fullest possible communications with society, seeking actively to provide the proper and unbiased disclosure of corporate information.

The Ricoh Group Code of Conduct

Approved by the Board on November 4, 2003

Effective January 1, 2004

Revised October 1, 2008

Revised April 1, 2013

CSR Department

CSR and Environmental Management Division

Ricoh Company, Ltd.

8-13-1 Ginza, Chuo-ku,

Tokyo 104-8222

Tel: +81-3-6278-5202

Copyright 2003, 2008, 2013

RICOH COMPANY, LTD. All rights reserved